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                                                                    EXHIBIT 99.1

     Genencor and Epimmune Form Therapeutic Vaccine Collaboration For Three
                               Oncogenic Viruses

PALO ALTO, Calif. and SAN DIEGO, July 10 /PRNewswire/ -- Genencor International, Inc. (Nasdaq: GCOR) and Epimmune Inc. (Nasdaq: EPMN) today announced that the two companies have initiated a 30-month collaboration focused on the development of therapeutic vaccines for three oncogenic viruses. The companies also announced that Genencor has exclusively licensed Epimmune's epitope and PADRE(R) technologies and related intellectual property rights on a worldwide basis for vaccines to treat or prevent hepatitis C (HCV), hepatitis B (HBV) and human papilloma virus (HPV) and has taken an initial 10% equity stake in Epimmune.

Through the collaboration, the companies will develop therapeutic vaccines for HCV, HBV and HPV. Epimmune will receive an upfront payment, as well as research and development funding and, upon successful completion of development and pre-commercial milestones, milestone payments. Pursuant to the terms of the agreement, Epimmune could receive up to $60 million through the product development life cycle. In addition, Epimmune will receive royalties on future product sales. Genencor will have exclusive commercialization rights to vaccines for the three oncogenic viruses which incorporate Epimmune's technologies.

"We believe that Epimmune's epitope approach, antigen discovery and molecular immunology expertise is the best of the many companies we have analyzed and met with over the last year," said Debby Jo Blank, M.D., chief business officer of healthcare for Genencor. "Combining these skills with our expertise in immunology and protein engineering is the first step in the assembly of a pre-eminent therapeutic vaccine platform at Genencor."

Epimmune brings epitope discovery and vaccine design technologies, including computer and biochemical-based T cell epitope selection and modification capabilities, which complement Genencor's predictive in vitro, primary, T cell sensitizing, epitope mapping technology and protein engineering expertise. The collaboration provides Genencor access to Epimmune's extensive proprietary database on HCV, HBV, and HPV epitopes, including biological data on the human immune system's ability to respond to viral epitopes during the natural course of infection or in response to an epitope-based vaccine. The combination of the companies' technologies should allow for the efficient creation of highly effective novel therapeutic vaccines.

"We are pleased that Genencor shares our confidence in the epitope vaccine approach to combat infectious diseases, and are proud to join them as a partner in this area," said Emile Loria, M.D., president and chief executive officer of Epimmune. "Genencor is a premier biotechnology company and we look forward to combining our proprietary technologies with that of Genencor to create novel therapeutic vaccines."

"Today, we believe that no single company has assembled the full array of technologies required to develop viable therapeutic vaccines," Blank continued. "This collaboration, and others that we plan to conclude in the near term, will complement our internal research, allowing us to assemble a full therapeutic vaccine technology platform -- including antigen discovery, construct and vector optimization, intracellular delivery and formulation, as well as the ability to precisely up-

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regulate the immune response. We believe that this breadth of expertise will give us a significant competitive advantage in product development." About Epimmune

Epimmune Inc. is a leader in using gene maps of cancer-associated proteins and infectious agents to design vaccines that induce cellular immunity. The Company's extensive technology platform is based on its pioneering work in deciphering the genetic code which regulates T-cell activation and identifying antigen fragments known as epitopes which can activate highly targeted T-cell responses to tumors, viruses, bacteria and parasites. This new field of pharmacology opens two significant areas of pharmaceutical development: protective vaccines that activate T-cell protection against infections, such as HIV and hepatitis C, and therapeutic vaccines designed to stimulate antigen-specific T-cell responses to infections, such as HPV, hepatitis C and hepatitis B, and tumors such as breast, colon, lung and prostate. For more information on Epimmune, visit www.epimmune.com. About Genencor

Genencor International is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agriculture, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.

Genencor was established in 1982 as a joint venture between Genentech Inc. and Corning Incorporated. Since its founding, Genencor has grown to become a leading biotechnology company, with over $315 million in annual revenues, more than 250 biotechnology products in commerce, and over 3,400 owned and licensed patents and applications. Genencor, with more than 1,500 employees worldwide, has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

This press release includes forward-looking statements that reflect Epimmune's management's current views of future events, including statements regarding the benefits of the epitope and PADRE(R) technologies, the use of these technologies in products being developed by Genencor and the possible utility of those products under development. Actual results may differ materially from the above forward-looking statements due to a number of important factors, such as risks associated with the utility of the epitope and PADRE(R) technologies in eliciting an immune response with vaccines, the utility of Genencor's technology and the development and commercialization efforts of Genencor. Other factors that could cause or contribute to differences in actual results include, but are not limited to, the risks associated with the ability to develop vaccines using epitopes, the ability of epitope-based vaccines to control cancer and infectious diseases, the safety and efficacy of epitope-based vaccines in humans, the ability to enter into and maintain new collaborations, achievement of research and development objectives, reliance on licensees and collaborators, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors as they relate to Epimmune are more fully discussed in Epimmune's 2000 Form 10-K, the most recent 10-Qs and other periodic reports filed with the Securities and Exchange Commission.

For further information please contact: Robert DeVaere, VP, Finance, CFO of Epimmune Inc., 858-860-2500; or Media, Laura Hansen of Susan E. Atkins & Associates, 858-860-0266, for Epimmune Inc.